Exhibit 99.1

Pretium, Ares Management and Front Yard

Residential Complete First-Ever Single-Family

Rental Take-Private Transaction

Front Yard Poised to Capture Significant Market Opportunities for Uniquely Positioned SFR Assets

New York and Los Angeles – January 11, 2021 – Pretium and a group of its investors, and funds managed by the Real Estate Equity and Alternative Credit strategies of Ares Management Corporation (NYSE: ARES) (“Ares”) today announced the completion of their acquisition of Front Yard Residential Corporation (NYSE: RESI) (“Front Yard”), a leading provider of high-quality and affordable single-family rental (“SFR”) housing.

The completion of the transaction makes Pretium the second-largest owner and operator of SFR properties in the United States with a portfolio of over 55,000 cash-flowing single-family rentals. Pretium will manage the venture and partner with Ares to further optimize and expand Front Yard’s attractive and well-diversified portfolio of SFR assets.

Don Mullen, Chairman and CEO at Pretium, said, “There is significant opportunity in the SFR market and a clear sense of urgency among institutional investors to deploy capital to this asset class given record-high occupancy rates, stable cash-flow characteristics, and potential for continued capital appreciation. With the Front Yard transaction now complete, we are exceptionally well positioned to further capitalize on a diverse set of SFR investment opportunities. We look forward to leveraging our unique operating platform and scale to further drive operating margins and deliver attractive returns to investors.”

“We are pleased to have completed this transaction with Pretium and Front Yard and look forward to putting our collective experience and industry expertise to work to create a scaled and highly diversified portfolio of SFR homes to benefit our stakeholders,” said David Roth, Partner and Head of U.S. Real Estate Equity in the Ares Real Estate Group.

“We look forward to creating value with our partners in what we believe is a particularly strong asset class with compelling secular market tailwinds,” said Joel Holsinger, Partner and Co-Head of Alternative Credit in the Ares Credit Group.

“Pretium and Ares are the perfect partners to lead Front Yard in the next phase of our company’s growth and take our business to the next level as a private, resident-first SFR operator,” said George Ellison, Chief Executive Officer of Front Yard Residential. “Their extensive operating and investment experience coupled with the depth and breadth of their real estate platforms should create unique opportunities for Front Yard to meaningfully scale our business, creating attractive and affordable housing options for a diverse resident base.”

Advisors

RBC Capital Markets, LLC served as financial advisor to Pretium. BofA Securities served as financial advisor to Ares. Sidley Austin served as M&A legal counsel, Fried Frank as partnership legal counsel, and Hunton Andrews Kurth as special tax and financing counsel to Pretium. Latham & Watkins served as legal counsel to Ares.

About Pretium

Pretium is a specialized alternative investment management firm focused on residential real estate, mortgage finance, and corporate credit. Pretium was founded in 2012 to capitalize on secular investment and lending opportunities arising as a result of structural changes, disruptions, and inefficiencies within the economy, the residential housing sector, and mortgage finance markets. Pretium has built an integrated analytical and operational ecosystem within the U.S. residential housing, mortgage, and corporate credit markets, and believes that its insight and experience within these markets create a strategic advantage over other investment managers. Pretium’s platform has more than $18 billion of assets under management as of January 1, 2021 and employs approximately 1,500 employees across 26 offices. Please visit www.pretium.com for additional information.

About Progress Residential

Progress Residential is a market leader in intelligent single-family rental management services, with people, technology, scale, and data-driven solutions that streamline operations, optimize asset performance, and provide an exceptional renting and living experience for our residents. Progress Residential’s approximately 1,000 employees currently manage over 40,000 homes across 15 core markets and have recently been adding nearly 10,000 homes to its platform each year. Progress Residential also offers third-party property management service for investors with mid-to-large single-family rental home portfolios and Built for Rent communities through its PR3 Management business. For more information, please visit www.rentprogress.com.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager operating integrated groups across Credit, Private Equity, Real Estate and Strategic Initiatives. Ares Management’s investment groups collaborate to deliver innovative investment solutions and consistent and attractive investment returns for fund investors throughout market cycles. Ares Management’s global platform had approximately $179 billion of assets under management as of September 30, 2020 with more than 1,400 employees operating across North America, Europe and Asia Pacific. For more information, please visit www.aresmgmt.com.

About Ares Real Estate Group

The Ares Real Estate Group manages comprehensive public and private, equity and debt strategies with approximately $14 billion of assets under management and approximately 85 investment professionals, as of September 30, 2020. The real estate team maintains a time-tested and consistent investment approach across equity and debt strategies focusing on major property types that have value creation opportunities, located in liquid markets with diversified economies.

About Ares Alternative Credit

Ares’ Alternative Credit strategy focuses on direct lending and investing in assets that generate contractual cash flows and fills gaps in the capital markets between credit, private equity and real estate. Ares Alternative Credit targets investments across the capital structure in specialty finance, lender finance, loan portfolios, equipment leasing, structured products, net lease, cash flow streams (royalties, licensing, management fees), fund secondaries and other asset-focused investments. Co-Headed by Keith Ashton and Joel Holsinger, Ares Alternative Credit leverages a broadly skilled and cohesive team of approximately 40 investment professionals as of September 30, 2020.

Media:

Pretium

Prosek Partners

Mike Geller, 646-818-9018

mgeller@prosek.com

Josh Clarkson, 646-818-9259

jclarkson@prosek.com

Ares Management Corporation

Mendel Communications

Bill Mendel, 212-397-1030

bill@mendelcommunications.com

Investors:

Pretium

Genie Pusey, 917-942-7395

gpusey@pretium.com

Ares Management Corporation

Carl Drake, 800-340-6597

cdrake@aresmgmt.com

Priscila Roney, 212-808-1185

proney@aresmgmt.com

Brittany Cash, 212-301-0347

bcash@aresmgmt.com

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